Exhibit 1.01

Unique Fabricating, Inc.
Conflict Minerals Report

INTRODUCTION

This Conflict Minerals Report (“CMR”) of Unique Fabricating, Inc. (herein referred to as “Unique,” the “Company,” “we,” “us,” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period from January 2, 2017 to December 31, 2017 (the “Reporting Period”).

Rule 13p-1 requires disclosure of certain information when a company manufactures or contracts to manufacture products for which “Conflict Minerals” are necessary to the functionality or production of those products. The “Conflict Minerals” for the purposes of Rule 13p-1 are gold, columbite-tantalite (coltan), cassiterite, and wolframite (including their derivatives, tantalum, tin and tungsten, and the U.S. Secretary of State may designate other minerals in the future). The “Covered Countries” for the purposes of Rule 13p-1 are the Democratic Republic of the Congo (the “DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

In accordance with Securities and Exchange Commission (“SEC”) guidance, this CMR is not audited.

As required by Rule 13p-1, this CMR relates to products (the “Covered Products”): (i) for which Conflict Minerals are necessary to the functionality or production of those products; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during the Reporting Period. As a result of our reasonable country of origin inquiry (“RCOI”) and the due diligence procedures described below, the Company has concluded with reasonable assurance there are no Conflict Minerals in our products.

RCOI

The Company has conducted a good faith RCOI regarding the necessary Conflict Minerals used in its products. This good faith RCOI was designed to reasonably determine whether any of the necessary Conflict Minerals originated in the Covered Countries or came from recycled or scrap sources. The Company’s primary means of determining country of origin of such Conflict Minerals was by conducting a supply chain survey. Survey procedures included evaluating supplier responses to the Electronic Industry Citizenship Coalition (“EICC”)/Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Reporting Template (the “Template”). Where applicable, the Company also inquired as to whether the supplier has a policy on Conflict Minerals and made follow-up inquiries with appropriate supplier personnel.

Design of Due Diligence

Based on the Company’s RCOI, the Company was also required to exercise due diligence on the source and chain of custody of the Conflict Minerals in its products. The design of the due diligence measures described in this CMR is intended to comply in all material respects with the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (collectively, the “OECD Guidance”). The OECD Guidance is an internationally recognized due diligence framework for identifying the source of Conflict Minerals, which includes the following steps:

Exhibit 1.01

Step 1: Establish strong company management systems
Step 2: Identify and assess risks in the supply chain
Step 3: Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter(s)/refiner(s) due diligence practices
Step 5: Report annually on supply chain due diligence

The OECD Guidance is written for the entire supply chain and therefore the Company's due diligence measures were tailored to include steps appropriate for “downstream” companies.

Due Diligence Measures Performed

The Company’s supply chain is complex, and there are many third parties in the supply chain between Unique's suppliers and the original sources of any Conflict Minerals. The Company does not purchase Conflict Minerals directly from mines, smelters or refiners. The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are in our products. Given this context, the Company undertook the following measures to exercise due diligence on the source and chain of custody of the Conflict Minerals in its products for the Reporting Period:

(i)	Unique has established a management system to support its supply chain due diligence.

a) Unique has a team dedicated to Conflict Minerals at the Company in Purchasing and maintains business records relating to Conflict Minerals in accordance with the Company's existing processes. Any potential issues with suppliers, smelters, etc, are properly communicated with Finance and Company Management.

(ii)	Unique has taken steps to identify and assess risk in its supply chain.

a) Unique reviewed its supply chain in order to identify products or materials that may have contained Conflict Minerals during the period covering this report. Unique then sent applicable suppliers a copy of the proper Template in order to assess whether or not there were potentially Conflict Minerals in the products and materials purchased by the Company. For any suppliers who did not respond initially, the Company sent follow up correspondence in order to ensure that all best efforts were made to have applicable suppliers fill out the Template.

(iii)	Unique has designed and implemented a strategy to respond to identified risks.

a) For any risks identified throughout the Template process, Unique has a strategy and policy to engage in follow up discussions with these suppliers about the composition of their products and materials. For any supplier that Unique identifies has Conflict Minerals in the products and materials it supplies to Unique, Unique will engage that supplier to provide the Company with the locations of the smelter(s) of those Conflict Minerals and obtain a copy of those smelter(s) Conflict Mineral policies.

(iv)	Unique has determined reliance upon independent third-party audits of smelter due diligence practices by the Conflict Free Sourcing Initiative (CFSI) is appropriate.

a) Unique is a downstream Company and is many steps removed from the smelters that produce the necessary Conflict Minerals that could potentially be in Unique's products or components. Accordingly, Unique does not perform direct audits of these entities supply chains of Conflict Minerals. However, Unique supports industry wide efforts and implementation of third party audits of smelters such as the CFSI's Conflict-Free Smelter Program.

(v)	Unique complies with Step 5 of the OECD Guidance through its filing of this report (and the related Form SD) with the SEC

FINDINGS AND CONCLUSIONS

Based on the information that was provided by the suppliers that Unique surveyed and otherwise obtained through the due diligence process described above, Unique believes that, to the extent reasonably determinable by Unique, that the Company's products are conflict free. Of the 16 Known Smelters or Refineries, all received a “conflict free” designation from an independent third party audit program.

Unique continues to work with suppliers throughout its supply chain to re-validate, improve, and refine their reported information, taking into account supply chain fluctuations and other changes in status or scope and relationships over time.

Exhibit 1.01

RISK MITIGATION

The Company expects to continue to take steps to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in the Company’s supply chain benefit armed groups in the Covered Countries.

Unique has provided information as of the date of this report. Subsequent events, such as the inability or unwillingness of any suppliers, smelters or refiners to comply with Unique's Conflict Minerals Policy, may affect Unique's future determinations under Rule 13p-1.

FORWARD-LOOKING STATEMENTS
Certain statements in this report may include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. All statements contained in this report are made as of the date of this report, and Unique Fabricating does not intend to update this information, unless required by law.